Exhibit 99.3

OUR BUSINESS

On November 3, 2023, we completed the business combination with the privately held Delaware corporation, Korro Bio, Inc., or Legacy Korro, in accordance with the terms of the Agreement and Plan of Merger dated as of July 14, 2023, or the Merger Agreement, among our company, Legacy Korro and a wholly-owned merger subsidiary. We refer to this business combination throughout this Business Section as the Merger. Immediately after the Merger the former Legacy Korro Bio securityholders owned approximately 91% of our fully diluted common stock, and our pre-Merger securityholders owned the remaining approximately 9%. As a result of the Merger, our business is now substantially comprised of the business of Legacy Korro, and although we are considered the legal acquiror of Legacy Korro, for accounting purposes, Legacy Korro is considered to have acquired our company in the Merger. Consequently, the Merger is accounted for as a reverse recapitalization. Upon completion of the Merger, we changed our name from “Frequency Therapeutics, Inc.” to “Korro Bio, Inc.,” our common stock began trading on The Nasdaq Capital Market under a new ticker symbol “KRRO” on November 6, 2023 and our financial statements became those of Legacy Korro.

As used in this Business Section filed as Exhibit 99.3 to our Current Report on Form 8-K, the words “we,” “us,” “our,” the “Company,” and “Korro Bio” refer to Korro Bio, Inc. and its consolidated subsidiaries following completion of the Merger.

Overview

We are a biopharmaceutical company with a mission to discover, develop and commercialize a new class of genetic medicines based on editing RNA, enabling treatment of both rare and highly prevalent diseases.

We are generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process to effect a precise yet transient single base edit. By editing RNA instead of DNA, we are expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, we expect to bring our medicines to patients by leveraging our proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. However, the scientific evidence to support the feasibility of developing product candidates using our RNA editing technology is both preliminary and limited. Moreover, regulators have not yet established any definitive guidelines related to overall development considerations for RNA editing therapies and no clinical data has been generated to date.

The advent of large-scale genome sequencing has progressively revealed causal genetic variation underlying several human diseases, both rare and highly prevalent. Genetic mutations, including single nucleotide variants, or SNVs, implicated in disease have been found to be diverse in nature and can affect the function of genes and its associated downstream biochemical pathways. Data correlating DNA to RNA to disease phenotype have demonstrated that SNVs lead to a loss-of-function or a gain-of-function of the gene. In addition, the majority of SNVs implicated in complex diseases are due to modulation of gene function. By editing SNVs on RNA, we believe we will be able to address unmet patient need by transiently modifying gene function.

As our understanding of genetic drivers of disease has increased, significant advances have been made in technologies designed to introduce specific yet permanent changes at the DNA level to treat diseases. While these DNA editing approaches offer great promise for the treatment of certain rare diseases, they present significant risks from potential permanent adverse “off-target” edits. Additionally, the complex nature of DNA editing drug products presents multiple challenges including lack of efficient delivery to target cells and scalable manufacturing, impeding their application to treat complex highly prevalent diseases of larger patient populations. These potential limitations have spurred exploration of alternative approaches to genetic medicine development, such as RNA editing.

Mammals and other lower species like cephalopods have an endogenous process of modifying single bases on RNA, referred to as RNA editing. RNA editing is a natural physiological process that occurs in cells, including a mechanism mediated by an enzyme called Adenosine Deaminase Acting on RNA, or ADAR. Our RNA editing approach involves co-opting this endogenous editing system via a proprietary engineered oligonucleotide to introduce precise edits to RNA. We iteratively optimize the editing efficiency of our product candidates using a combination of ADAR biology, chemistry and machine learning expertise. Using this approach, we can edit the transcriptome with high efficiency and specificity. The application of such an approach can provide the ability to alter a SNV and affect biology in meaningful ways.

We have assembled a suite of technologies and capabilities to build our RNA editing platform, Oligonucleotide Promoted Editing of RNA, or OPERA.

OPERA relies on the following key components that enable us to generate our differentiated RNA editing product candidates:

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Deep understanding from ADAR biology, supported by extensive preclinical research using in vitro assays and proprietary mouse models as well as the fundamental work of our scientific advisors and founders to elucidate key insights and know-how of ADAR biology. This enables an understanding of ADAR activity in different species and disease states, allowing us to develop novel product candidates.

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Expertise in oligonucleotide chemistry, enabled by the ability to identify and incorporate chemical modifications to generate a fully modified synthetic oligonucleotide. This increases our ability to generate oligonucleotides with drug-like properties, thereby increasing the editing and translational efficiency of our product candidates.

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Machine learning optimization of oligonucleotides , driven by data science and computational capabilities for rapid design and iteration resulting in optimal product candidates for each disease being pursued.

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Fit-for-purpose delivery, made possible by tissue-specific delivery technologies that can enhance biodistribution, specificity, durability and editing efficiency of product candidates for each given disease.

The versatility of RNA editing combined with our OPERA platform broadens the therapeutic target space significantly. While our approach can be used to repair pathogenic SNVs, as demonstrated by our most advanced program, our AATD product candidate, we can also engineer de novo SNVs and change amino acids on proteins to endow them with desired properties while preserving their broader functional capabilities as exemplified by three of our other programs (sAH, ALS, Pain). In preclinical studies, we have demonstrated that single RNA changes can disrupt protein-protein interactions, prevent protein aggregation, selectively modulate ion channels and activate kinases. These modification approaches can unlock validated target classes that have historically been difficult to drug, enabling us to pursue a broad range of diseases traditionally out-of-scope for other genetic medicine approaches and current traditional drug modalities.

Each of our programs demonstrate the versatility of the oligonucleotide-based ADAR-mediated RNA editing approach to bring additional precision and tunability to address a broad range of rare and highly prevalent diseases.

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Repairing pathogenic variants: An SNV that is a G to A mutation on DNA, leading to an aberrant amino acid on a protein can be repaired using RNA editing. Such an approach is relevant when the patient population has a spectrum of disease manifestations from mild-to-severe.

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Disrupting protein-protein interactions: A single SNV observed in human genetic association studies has the potential to inform how to transiently activate a protein pathway. We can generate this protein variant transiently using our RNA editing product candidates, thereby engineering a de novo SNV.

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Other target classes: There are multiple other target classes that can be addressed such as preventing protein aggregation selectively modulating ion channels and activating kinases that have been traditionally hard to leverage for developing medicines.

The pipeline chart below demonstrates the breadth of indications and applications enabled by our OPERA platform, with an initial focus on four programs that are all wholly-owned. In addition, we have two other wholly-owned programs not reflected in the pipeline chart below: one for an undisclosed target for sAH , and one for a kinase target for cardiometabolic disease. All of our programs are still in the research or preclinical stage of development and their risk of failure is high.

1	Subject to submission of regulatory filing and authorization to proceed

Our most advanced program is a product candidate for Alpha-1 Antitrypsin Deficiency, or AATD, where, using our proprietary RNA editing approach, we are repairing a pathogenic variant on RNA. Our product candidate has the potential to be disease-modifying and provide a differentiated therapeutic option. AATD is an inherited genetic disorder that can cause severe progressive lung and liver disease due to a lack of normal alpha-1 antitrypsin protein, or A1AT, caused by SNV mutations in the SERPINA1 gene. There are an estimated 3.4 million individuals with deficiency allele combinations worldwide. Despite being minimally effective and not fully addressing the needs of many AATD patients, augmentation therapy currently represents ~$1.4 billion in annual sales worldwide. Our product candidate has the potential to elevate the standard of care and expand the number of patients on treatment and potential to be a leader with a large market opportunity worldwide. However, we have yet to conduct any human clinical trials, our product candidate is in early stages of development and there is no guarantee we will be successful.

Our AATD product candidate is a proprietary oligonucleotide that utilizes an established lipid nanoparticle, or LNP, based delivery system administered intravenously to transiently restore production of normal A1AT in liver hepatocytes. By correcting the pathogenic G to A SNV in the SERPINA1 gene, we aim to bring individuals with the Z mutation to a phenotype where over 50% of RNA has been corrected to produce normal A1AT protein, preserving lung and liver function and preventing further damage. However, this delivery system has not yet been finalized and while LNPs have been validated clinically to deliver oligonucleotides, such as siRNA, they have not been clinically proven to deliver oligonucleotides for RNA editing, such as our product candidates.

We believe our approach for treating AATD has multiple potential advantages:

•	Provides a disease modifying therapy for both lung and liver manifestations by transiently editing over 50% of RNA transcripts in hepatocytes to restore normal A1AT protein

•	Provides a treatment option that can be tailored to address the broad spectrum of severity within the AATD population

•	Potential to enable physiologic regulation of A1AT using endogenous ADAR, thereby increasing normal A1AT production during inflammation

•	Fit-for-purpose delivery using a proven LNP to maximize editing efficiency, leading to greater potential clinical benefit

We have generated compelling preclinical data demonstrating proof of concept across multiple RNA editing oligonucleotides that have the potential to become the lead development candidate. These potential development candidates have each achieved targeted durability, high editing efficiency (>50% editing of hepatocytes) and increased expression of normal A1AT protein (>70% of total A1AT protein in circulation) in an in vivo mouse model. We have also shown that our product candidates have high translation of RNA editing efficiency from mice to non-human primates, or NHPs, demonstrating the potential applicability of our approach in humans. While we believe we can demonstrate many of the key advantages of RNA editing, we are very early in our development efforts and not yet certain of the results we may achieve. Such uncertainties include, but are not limited to, the level of editing efficiency needed in a target tissue type to achieve a clinical benefit, and associated safety of our edits in humans.

Based on the totality of the preclinical data generated to date, we intend to nominate our development candidate in the fourth quarter of 2023. The development candidate will then be tested in studies to enable a regulatory filing in the second half of 2024.

Our Team

We were launched in 2018 and were co-founded by Nessan Bermingham, Jean-Francois Formela, Joshua Rosenthal and Andrew Fraley. Our science was based on pioneering research from the laboratory of Joshua Rosenthal, Ph.D., at the Marine Biological Laboratory, or MBL in Woods Hole. Dr. Rosenthal’s work includes landmark discoveries in RNA editing based on adenosine deamination.

We are led by an experienced team with deep expertise in genetic medicines, development of oligonucleotide-based therapeutics, building novel therapeutic platforms, and bringing multiple therapeutics to market. In addition, our executive leadership team has a successful track record of company building and leading biotech companies including Ram Aiyar, Ph.D., President and Chief Executive Officer, an experienced executive and company builder with 20 years of diverse industry experience including research, business and strategy; Steve Colletti, Ph.D., Chief Scientific Officer who brings nearly 30 years of drug discovery and development experience covering a broad range of therapeutic areas and modalities; and Vineet Agarwal, Chief Financial Officer, who brings more than 14 years of financial and industry experience as a biotech investment banker with J.P. Morgan Chase & Co. We also have an accomplished scientific advisory board comprised of leading experts in the fields of ADAR biology, chemistry, translation medicine, and nucleic acid therapeutics.

We are a mission-driven organization and thrives through a strong culture of scientific innovation and behavior that embodies our core values and principles. We are actively working to rewrite the future of medicine by remaining on the cutting edge of science and research. We believe our success is enabled by working better together and embracing diversity, leading us to employ a dynamic team with varied expertise, enabled by kindness and integrity.

We have attracted a talented team of industry experts and experienced scientists as part of a high-performing, nimble organization. Our research and development organization is comprised of individuals with expertise in DNA editing technologies, liver biology, CNS biology, medicinal chemistry, biochemistry and drug delivery, translational medicine and conducting preclinical studies.

Since inception, we have raised $226 million in capital before the Pre-Closing Financing and Merger. If this transaction is completed, we will raise an additional $117 million from premier venture capital funds, healthcare-dedicated funds, major mutual funds and other leading investors that share our vision of creating transformative genetic medicines for diseases with high prevalence.

Our Strategy

Our mission is to discover, develop and commercialize a new class of RNA editing therapies capable of improving the lives of patients with rare and highly prevalent diseases. We do this by applying our RNA editing platform, OPERA, which combines our unique expertise in ADAR biology and oligonucleotide chemistry with machine learning-driven optimization and fit-for-purpose delivery. Our novel RNA editing product candidates are designed to harness the body’s natural RNA editing processes to make a precise single base edit. However, this has only been observed in preclinical studies as we have yet to submit an IND to the FDA or commence a clinical trial. Our goal is to develop a portfolio of RNA editing product candidates with best-in-class properties across a range of diseases by executing on the following key pillars of our strategy:

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Develop a novel class of RNA editing therapies using learnings from a combination of genetics and approved medicines. We are leveraging significant advances in the understanding of the correlation between DNA, RNA and disease phenotypes to develop novel therapeutic approaches across a range of validated biological targets. This novel class of RNA editing therapeutics combines the precision of genomic therapies with the properties associated with traditional approved drugs, such as titratability and ability to re-dose. In addition, our oligonucleotide editing product candidates are structurally similar to other clinically and commercially validated drug modalities such as antisense oligonucleotides, or ASOs, and small-interfering siRNAs, conferring potential advantages in manufacturing, regulatory review and clinical adoption.

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Develop and advance into the clinic a differentiated disease-modifying therapy for patients with AATD. Our most advanced program is a product candidate for AATD that has the potential to provide a differentiated therapeutic option by addressing both the liver and lung pathologies. Our RNA editing oligonucleotide product candidates have generated compelling preclinical data that demonstrates restoration of normal A1AT protein while preventing the aggregation of dysfunctional A1AT in the liver. Our preclinical in vivo data has demonstrated durability and high editing efficiency in both mice and NHPs, illustrating the potential applicability in humans. We anticipate nominating a development candidate for this program in the fourth quarter of 2023 and regulatory filing in the second half of 2024. Depending on the evidence of efficacy and tolerability, we intend to pursue expedited regulatory pathways. However, regulators have not yet established any definitive guidelines related to overall development considerations for RNA editing therapies and no clinical data has been generated to date.

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Deploy our versatile OPERA platform to develop a portfolio of programs that modify proteins transiently to expand into highly prevalent diseases. OPERA has the ability to generate unique RNA editing therapies that can modify protein function or endow proteins with engineered changes that will potentially result in desirable properties to treat disease. In preclinical studies, we have demonstrated that single RNA changes can disrupt a protein-protein interaction, prevent protein aggregation, selectively modulate an ion channel and selectively activate a kinase. These modification approaches can unlock validated target classes that have historically been deemed undruggable, enabling us to pursue a broad range of diseases, including those with high prevalence. We are evaluating potential applications of our OPERA platform for use in other highly prevalent indications including the CNS, liver, and cardiometabolic therapeutic areas.

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Continue to optimize and enhance our OPERA platform. We believe we have built a leading RNA editing company through a combination of our OPERA platform, intellectual property strategy and human capital. Our computationally driven approach enables rapid design and optimization of potential oligonucleotide product candidates. In development of our AATD program, we were able to go from “design-to-data” in 5-6 weeks. We intend to continue to incorporate new data into these machine learning models to improve their ability to predict editing efficiency and to more expeditiously optimize and nominate new product candidates. Although there is no guarantee that this will result in an accelerated development or approval timeline, if at all.

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Maximize the potential of our OPERA platform through collaborations and strategic partnerships. We currently retain worldwide development and commercialization rights to our programs and platform. We actively collaborate with clinical leaders, academic medical centers of excellence, and patient advocacy groups to continue to enhance our expertise in our focus therapeutic areas. Given the versatility and broad potential of our OPERA platform across therapeutic areas, especially in diseases with high prevalence, we may enter into strategic partnerships with external parties that have complementary capabilities to broaden and accelerate access to our RNA editing therapies.

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Invest in human capital and encourage innovation to maintain a leading position and advance the frontiers of genetic medicines. We are a mission-driven organization, and we thrive through a strong culture that embodies our core values. We are actively working to rewrite the future of medicine and remain on the cutting edge of science and research by working better together and embracing diversity in employing a dynamic team with varied expertise, enabled by kindness and integrity. We have attracted a talented team of industry experts and experienced scientists as part of a high-performing and nimble organization. Our research and development organization is comprised of individuals with expertise in editing technologies, RNA biology, liver biology, CNS biology, medicinal chemistry, biochemistry and delivery, translational medicine, preclinical and clinical development.

Expanding the Frontiers of Genetic Medicines: RNA Editing

The advent of large-scale genome sequencing has progressively revealed causal genetic variation underlying several human diseases, both rare and highly prevalent. Genetic mutations, including SNVs, implicated in disease have been found to be diverse in nature and can affect the function of genes and its associated downstream biochemical pathways. Natural genetic variations, revealed by population-level genomic studies, have also been shown to protect against or to increase the risk of disease. Beyond these developments, groundbreaking advances in gene therapy, cell therapy and RNA therapeutics have resulted in several approvals that have transformed the treatment of certain genetic diseases and cancers as well as the prevention of infectious diseases, such as COVID-19. In addition, various DNA editing approaches have been developed that introduce specific genetic changes to DNA to treat diseases. First generation CRISPR-Cas9 DNA editing has demonstrated the potential to knockout pathogenic mutations at the single gene level with several programs in clinical development and the first ex vivo DNA editing therapeutic for a rare hematological condition on file at the FDA. Next generation DNA editing approaches have recently entered the clinic and hold the promise to edit DNA at the single nucleotide level.

Despite these advances, significant risks exist with DNA editing approaches. A key concern is the introduction of unwanted DNA modifications (“off-target” edits) which could have permanent adverse effects such as chromosomal integration and non-specific insertions, deletions and substitutions. Additionally, due to the complexity of a multicomponent DNA editing product, delivery to target cells can be challenging and even more so if there is a need to edit multiple genetic loci. Furthermore, manufacturing is highly complex and expanding to commercial scale remains challenging, specifically for a highly prevalent indication. Given these challenges, DNA editing approaches will likely remain a focus for certain rare diseases, while its ability to treat diseases of high prevalence continues to be limited.

ADAR-mediated RNA editing

RNA editing involves altering a sequence of RNA which intrinsically has the potential to address some of the limitations of DNA editing. RNA editing mediated by adenosine deaminase acting on RNA, or “ADAR-mediated” RNA editing, has recently emerged as a differentiated approach that can generate product candidates having features that combine the precision of genomic therapies with the properties commonly associated with current approved drugs such as titratability and ability to re-dose. Importantly, these drug-like characteristics enable ADAR-mediated RNA editing candidates to be potentially safer and target diseases with high prevalence that would be difficult for DNA editing approaches to address.

ADARs are a family of enzymes present inside a cell, that bind RNA. ADARs bind double-stranded RNA structures, and convert a single base of adenosine (A) on RNA, into an inosine (I) that is typically translated as a guanosine (G), using an enzymatic process. ADAR mediated editing is found at high levels in cephalopods both on the coding and non-coding regions of the RNA. In humans, there are fewer recoding events, and most of the endogenous editing events occur in non-coding regions.

Humans have two known active endogenous ADAR enzymes, ADAR1 and ADAR2. ADAR1 is constitutively expressed and is present in most tissues within the body, whereas ADAR2 is more highly expressed in tissues such as the brain. The ADARs are essential enzymes for normal physiologic function. ADAR-driven RNA editing has been found to be critical for the function of a number of proteins, such as the glutamate ionotropic receptor, which has been found to be almost always RNA-edited in humans. Given ADARs’ natural function to catalyze A-to-I edits, this endogenous editing system can be leveraged to make programmed edits to RNA. This ability to introduce programmed highly targeted edits into RNA has the potential to expand the reach of genetic medicines with an ability to modify proteins to achieve a desired function.

Oligonucleotide-based ADAR-mediated RNA Editing

There are multiple therapeutic approaches to utilize ADAR-mediated RNA editing, including synthetic oligonucleotides, engineered ADARs, and Cas-based editing approaches. Our therapeutic approach delivers oligonucleotides to target tissues and cells to introduce precise edits to RNA through recruitment of endogenous ADAR.

Normally, ADARs are recruited to target RNA editing sites through recognition of specific double-stranded RNA structures such as naturally occurring hairpins or loops in endogenous transcripts. Importantly, one can mimic these double-stranded RNA structures by introducing complementary synthetic oligonucleotides into cells. An oligonucleotide can be engineered to mimic the double-stranded RNA structure such that endogenous ADAR is recruited. Using this targeted approach, a site directed specific A-to-I edit can be introduced.

Figure 1: Mechanism of RNA editing using our proprietary platform

Key Advantages of Oligonucleotide-Based ADAR-Mediated RNA Editing as a Therapeutic Modality

We believe that oligonucleotide-based ADAR-mediated RNA editing is a groundbreaking technology that is ideally suited to expand the application of genetic medicines for indications that DNA editing is unable to address. Over the last two decades, there has been significant research around and development of oligonucleotide-based therapeutics, including modalities such as siRNA and ASOs, that has led to the approval of multiple drugs. Specifically, developments in oligonucleotide chemistry, delivery technologies, tolerability, and manufacturing, combined with better defined regulatory pathways, have led to the approval of oligonucleotide-based therapeutics specific for multiple different tissue types. We differentiate ourself from DNA-editing by leveraging the know-how from approved oligonucleotide therapies in development of our product candidates.

While we believe we can demonstrate many of the key advantages of RNA editing, we are very early in our development efforts and not yet certain of the results we may achieve. Such uncertainties include, but are not limited to the level of editing efficiency needed in a target tissue type to achieve a clinical benefit, and associated safety of our edits in humans.

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Specificity: Oligonucleotide-based ADAR-mediated RNA editing enables highly precise edits at the target single nucleotide level on the RNA with low risk of off-target or bystander edits, addressing a key safety concern associated with other DNA editing approaches that carry the risk of permanent insertions and deletions as well as chromosomal integration. Using synthetic oligonucleotides, appropriate chemical modifications can be introduced to increase the overall specificity and targeting efficiency for the site directed RNA editing. The OPERA oligonucleotides are designed to be highly site selective with minimal to no bystander effects or halo effects. To assess global off-target editing, we use a bulk RNA-seq approach to detect base frequency changes at potential off target sites between control and treated samples. We sequence target amplicons via NGS and assess potential A to G editing at all sites across the transcript. In preclinical in vivo studies, we have shown that off-target RNA editing using our technology is negligible and transient.

Figure 2. Overview of off-target editing observed in mice across multiple oligonucleotides

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Delivery: Oligonucleotide-based ADAR-mediated RNA leverages well established, clinically precedented delivery approaches used in other approved products, such as LNPs and ligand-based approaches. LNP-based delivery of oligonucleotides is a well established and clinically validated delivery approach that provides sustained targeted delivery and editing efficiency, resulting in infrequent dosing and an acceptable tolerability profile. Additionally, LNP delivery of RNA-editing oligonucleotides enhances optimal distribution to targeted cells. One example of a well-established and clinically validated ligand-based delivery approach is GalNAc delivery of oligonucleotides, which provides highly specific and effective delivery to hepatocytes with improved durability.

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Tolerability: ADAR-mediated RNA editing has a low risk of immunogenicity and can potentially lower off-target editing events resulting in an improved tolerability profile compared to DNA editing approaches. The lower risk of immunogenicity enables the ability to re-dose patients if required, a significant limitation of editing approaches that utilize viral vectors and bacterial Cas systems that carry a higher risk of immunogenicity. The transient and reversible nature of ADAR-based editing confers an ability to modify or cease dosing as needed.

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Manufacturing: Reliance on endogenous ADAR enzymes and the simple drug constructs of oligonucleotide-based therapies has significant advantages over the complexities associated with the manufacturing and delivery of multi-component exogenous complexes used in DNA editing. Manufacturing processes for oligonucleotide-based therapies are well established, cost efficient and scalable to effectively address highly prevalent indications.

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Regulatory: Precedence of marketed oligonucleotide drugs with similar size and types of chemical modifications that therapeutic RNA editing product candidates exhibit. Guidance for the development of oligonucleotide therapeutics by global agencies, including the FDA, provides for an established pathway for the approval of this class of therapeutics. However, regulators have not yet established any definitive guidelines related to overall development considerations for RNA editing therapies and on clinical data has been generated to date.

Our OPERA – Oligonucleotide Promoted Editing of RNA – Platform

We believe we are the leading RNA editing company and have assembled a suite of technologies and capabilities called OPERA, Oligonucleotide Promoted Editing of RNA, to generate differentiated RNA editing product candidates. A key challenge in developing a therapeutic approach for site-directed RNA editing is to design and optimize oligonucleotides that can drive high-efficiency. This efficiency is facilitated both by the ability to repurpose and optimize oligonucleotide constructs based on existing methods as well as utilizing computational methods to innovate on chemistry and design of the constructs. Our RNA editing product candidates are oligonucleotides capable of forming Watson-Crick base pairing with the target RNA and efficiently inducing the deamination reaction by endogenously recruiting ADAR enzymes.

We have assembled a suite of technologies and capabilities to build our RNA editing platform, Oligonucleotide Promoted Editing of RNA, or OPERA.

OPERA relies on the following key components that enable us to generate our differentiated RNA editing product candidates:

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Deep understanding from ADAR biology: Our insights and know-how of ADAR biology allow us to design oligonucleotides that efficiently recruit ADARs and promote deamination while maintaining selectivity and stability. RNA editing is dependent on endogenous ADAR expression levels and requires a deep understanding of the physiological role of ADAR, its cell and tissue distribution, the factors that lead to efficient recruitment of ADAR to targeted sites and any consequences that may arise from co-opting ADAR from its normal function. We have developed a cell-free in vitro RNA editing assay with purified human ADAR1 and ADAR2 that predicts the RNA editing activity with our oligonucleotides. With our cell free assay capability, we are able to limit the number of components implicated in screening (target gene, RNA editing product candidates and ADAR), allowing us to measure the kinetics of RNA editing more accurately. Using only three components including the target RNA, oligonucleotide, and ADAR, we have shown that target editing efficiency is correlated with the chemical modification pattern of an oligonucleotide. Furthermore, we have found that this activity predicts the rank order of oligonucleotides in both in vitro cell-based systems and in vivo in rodents. This assay capability supports our understanding of the key steps required to edit RNA at a level of detail that is not possible in cells. These platform biology assay capabilities have enabled detailed mechanistic studies into the tissue distribution and subcellular localization of ADAR proteins and our RNA editing product candidates.

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We have found no evidence that our RNA editing oligonucleotides interfere with endogenous RNA editing occurring naturally in a cell. ADAR naturally edits thousands of targets for a variety of reasons. We have looked at natural editing sites and chose AJUBA, COG and COPA as they have shown to be edited by ADAR to different degrees. In this experiment outlined in Figure 3, ZZ HLC cell lines were transfected with RNA editing product candidates targeting two different genes. The assays were evaluated for % editing for Target A and Target B sites as well as natural editing sites in COG, COPA and AJUBA. As shown below, natural editing sites remained unaffected compared to the control group, demonstrating that our RNA editing product candidates are not likely to have any effect on the degree of editing of native RNA molecules.

Figure 3. Our RNA editing product candidates show no evidence of interference with endogenous ADAR editing as demonstrated at the above sites

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Expertise in oligonucleotide chemistry: We have a differentiated ability to create oligonucleotide designs capable of efficiently recruiting endogenous ADAR with chemical modifications that direct high specificity editing. Our oligonucleotides increase the potency and durability of ADAR activation, thereby increasing the editing efficiency and translational efficacy of our product candidates. We have identified critical structural, sequence, and chemistry requirements for our product candidates that drive efficient recruitment of ADARs and subsequent A-to-I editing. Examples of differentiation include oligonucleotide length for efficient ADAR recruitment, use of precedented and proprietary chemistries within the oligonucleotide, as well as backbone chemistries that provide improved metabolic stability. Additionally, we combine this with 2’ modification chemistries that, together, create oligonucleotides with improved editing efficiency and durability. As RNA editing is an emerging technology, there is a lack of guiding principles to design site-selective RNA editing oligonucleotide product candidates. To address this knowledge gap, we developed a robust in-house process using our high-throughput cell-based assay and machine learning capabilities to design and synthesize up to approximately 1,200 oligonucleotides per month and generate up to 6,000 assay data points for any given target.

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Machine learning optimization of oligonucleotides: We have built data science capabilities and a dedicated team to extract lessons from existing and newly generated experimental data to expeditiously design and optimize RNA editing product candidates. Our proprietary machine learning models have been trained to accurately predict oligonucleotide structure and observed levels of editing. We have been able to demonstrate that these models are able to make accurate editing predictions even for previously unseen chemical modifications demonstrating their generalizability across targets. We have demonstrated the utility of our machine learning models through an increase in overall editing efficiency of new product candidates over the last several quarters. In some cases, we have been able to go from design-to-data in as little as five weeks. However, there is no guarantee that this will result in an accelerated development or approval timeline, if at all.

Figure 4. We have shown our ability to rapidly iterate product candidates to maximize editing efficiency

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Structural modeling is another tool that complements our ability to increase the efficiency of our RNA editing candidates. Detailed structural modeling includes shape, size and orientation requirements that can lead to successful deamination at the editing site. These aspects have an important impact on our ability to optimize RNA editing product candidates. As an example, a modification predicted by structural analyses led to a conformational change that was shown to improve editing efficiency in the coding region of the Target A in vivo.

Figure 5. We have a demonstrated ability to improve editing in target coding regions

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Fit-for-purpose delivery: Our product candidates utilize short synthetic oligonucleotides, which we believe can be efficiently delivered using technologies such as LNP or GalNAc. These delivery technologies are well established and clinically validated and have been developed for precedented modalities such as siRNAs and ASOs. Each of these delivery vehicles has optimal characteristics suited for a given therapeutic application. We have shown in preclinical studies that LNP can be used in ADAR mediated editing processes to achieve high editing efficiency. Additionally, LNP mediated delivery of RNA editing product candidates provides sustained delivery and an acceptable tolerability profile that have been manufactured at a scale sufficient to serve the target population. In addition to LNP based delivery approach, ligand-based approaches (ex., GalNAc for liver hepatocytes) can also be used for effective delivery and to improve durability with OPERA’s RNA editing product candidates, which we have also evaluated in preclinical in vivo models. In contrast to treatments targeting liver hepatocytes where there is a need for a delivery system, our RNA editing product candidates have been delivered intrathecally to the central nervous system without a need for any delivery system in preclinical mouse models. Thus, our choice of delivery system is a fit-for-purpose model that is dependent on the oligonucleotide design as well the suitability for the indication and tissue localization of the target. However, this delivery system has not yet been finalized and while LNPs have been validated clinically to deliver oligonucleotides, such as siRNA, they have not been clinically proven to deliver oligonucleotides for RNA editing, such as our product candidates.

Our Pipeline Demonstrates the Versatility of the OPERA Platform

We are advancing a broad pipeline of four programs that are wholly owned and demonstrate the versatility of our OPERA platform. In addition, we have two other wholly-owned programs not reflected in the pipeline chart below: one for an undisclosed target for sAH, and one for a kinase target for cardiometabolic disease. All of our programs are still in the research or preclinical stage of development and their risk of failure is high.

1	Subject to submission of regulatory filing and authorization to proceed

Our proprietary oligonucleotides co-opt endogenous ADAR to perform a single A-to-I base edit on RNA to modify protein function. Delivery of these proprietary oligonucleotides into a cell forms an oligonucleotide-RNA duplex which recruits endogenous ADAR, ultimately editing a target adenosine (A) to inosine (I) on RNA. The location of the edit can lead to a multitude of effects including changes in expression and regulation of mRNA. In the event an edit is made in the coding region of the gene, the mRNA is then translated to a protein with the (I) inosine read as a (G) guanosine, resulting in a modified protein. The resultant therapeutic protein can be applied to go beyond repairing pathogenic SNVs by changing amino acids on proteins implicated in disease biology. Single amino acid changes to non-mutated RNA can create de novo modified protein variants with desired altered properties while preserving their broader functional capabilities.

Repairing pathogenic variants: Our OPERA platform enables the development of RNA editing therapies that can repair SNVs on mRNA to express normal proteins through the introduction of precise genetic changes without creating permanent changes to the genome. These normal proteins can be uniquely expressed at desired levels and duration to address both rare and highly prevalent diseases caused by a pathogenic SNV. This approach is especially relevant when the same underlying genetic SNV manifests in a broad disease phenotype from mild to severe forms of the disease.

Figure 6. RNA editing of a single nucleotide can restore normal protein expression

Our lead program for AATD addresses a single genetic SNV in the SERPINA1 gene that causes the development of A1AT deficiency, which has a high unmet medical need and for which there are no disease modifying treatment options. The disease manifests with a heterogenous population having both liver and lung pathologies. By specifically editing a single nucleotide, the normal synthesis of A1AT is restored, resulting in secretion of normal A1AT to levels which are predicted to protect the lung from further decline in function. The correction of a subset of A1AT produced also prevents aggregation of A1AT protein in the liver, thereby potentially alleviating damage to the liver.

Similarly, we are developing a product candidate that addresses a LRRK2 mutation for PD patients. Mutations in LRRK2 that are associated with aberrantly enhanced kinase activity are the most common cause of genetic PD. The G2019S mutation in the LRRK2 protein is the most common pathogenic mutation, accounting for 1–6% of sporadic and 3–19% of familial PD cases. Repairing the G2019S mutated nucleotide can restore the normal LRRK2 protein and return its activity to a physiological state, which we believe may be disease modifying in these patients.

Other protein modifications

Approximately 85% of the human proteome has historically been considered undruggable through traditional therapeutic modalities as many proteins lack defined small molecule binding sites or are inaccessible by biologics. The versatility of RNA editing, combined with our OPERA platform, addresses a meaningful portion of the undruggable human proteome and broadens the target space. Our target identification and selection for programs is based on strong genetic evidence implicating each target in its disease pathology.

Our initial focus is to make edits to the coding region of a transcriptome. Making changes post-transcriptionally, after the mRNA has been created and prior to the protein being translated, provides an exquisite, selective approach for modifying proteins. In preclinical studies, we have demonstrated that single RNA changes can disrupt protein-protein interactions, prevent protein aggregation, selectively modulate an ion channel and selectively activate a kinase. These modification approaches have the potential to unlock validated target classes that have historically been difficult to drug, enabling us to pursue a broad range of diseases, including those with high prevalence and large market opportunities.

Disrupting Protein-Protein Interaction: Modulating protein-protein interactions provides a novel modality to target intracellular proteins specifically for increasing the activity of the protein. Single amino acid changes to non-mutated RNA can disrupt binding of inhibitors to target proteins, including transcription factors, promoting enhanced biological activity of the target protein. There are two ways this could provide increasing activation, either through a hyperactive protein, or through the presence of a longer half-life or both. Such an approach highlights the broad capabilities of what an RNA editing platform can accomplish in driving biological change.

Figure 7. Our oligonucleotides have the ability to disrupt protein-protein interactions using precise edits

One of our programs for disrupting protein-protein interactions is in development for the treatment of severe alcohol-associated hepatitis (sAH). We are selectively modulating a validated transcription factor protein implicated in the disease pathology for sAH. This oligonucleotide product candidate leads to the synthesis of a protein variant that disrupts interaction with its inhibitor and, as a result, increases expression of clinically beneficial downstream target genes. Other approaches have attempted to disrupt the interaction with non-selective small molecules, resulting in unacceptable side effects, or by knocking down the regulatory protein, which is also responsible for regulating other important proteins. In a retrospective analysis of a study looking at sAH patient liver samples, increased expression of these target genes has been shown to have better prognosis. In addition to sAH, this transcription factor is a validated target for other liver, cardiometabolic and inflammatory diseases, which may provide a “pipeline-in-a-product” opportunity.

Other Target Classes: In addition to disrupting protein-protein interactions, we are also advancing product candidates to prevent protein aggregation, selectively modulate ion channels and activate kinases.

Intracellular protein aggregation is a cause of multiple diseases across the body. Specifically in neurodegenerative diseases, accumulation of specific proteins within neurons are pathogenic including Alzheimer’s disease, PD, and ALS. Creating a protein variant that can prevent the aggregation, while preserving its intrinsic function, is a therapeutic approach that has the potential to provide a differentiated therapeutic option over knocking down or silencing the protein through alternate mechanisms.

Figure 8. Our product candidates can reduce pathogenic aggregation of undesirable proteins

One of our programs for disrupting protein aggregation is in early-stage discovery for the treatment of ALS. We are selectively modulating TDP-43, an RNA/DNA-binding protein, which carries out a variety of important functions in healthy neurons including initiation of transcription, pre-mRNA splicing, and miRNA processing. In pathological conditions, such as ALS, TDP-43 is depleted from the nucleus and accumulates as protein aggregates in the cytoplasm in hyperphosphorylated, ubiquitinated, and cleaved forms. These aggregates are observed in more than 90% of ALS patients. A single RNA edit to TDP-43 is predicted to lead to the synthesis of a protein variant that does not aggregate and preserves its normal function. Given TDP-43 is essential for neuronal health, knocking down the protein could be detrimental.

We believe that the elegance and versatility of our RNA editing approach will enable a robust pipeline of potentially disease modifying product candidates to treat diseases previously unattainable by genetic medicine approaches. While the above examples demonstrate the breadth of applications enabled by OPERA, we believe our RNA editing approach will bring the first genetic medicine to address the complex genetic underpinnings of highly prevalent diseases.

Our AATD Program: RNA Editing to Repair Pathogenic Missense Variant

Our most advanced program is a product candidate for Alpha-1 Antitrypsin Deficiency, or AATD, that has the potential to be disease-modifying and provide a differentiated therapeutic option. AATD is an inherited genetic disorder that can cause severe progressive lung and liver disease due to a lack of normal alpha-1 antitrypsin protein, or A1AT, with varying intensity based on patient genotype and environmental factors. Patients often develop chronic obstructive pulmonary disorder, or COPD, in the lungs and cirrhosis of the liver, which can result in liver failure or death.

There are an estimated 3.4 million individuals with deficiency allele combinations worldwide. There is a single approved modality, a once-a-week infusion of pooled human plasma derived A1AT, that does not adequately address the lung or liver manifestations of AATD. Within the United States alone, the opportunity to improve the existing standard of care and expand the treated population represents a large market opportunity.

Our product candidate is a proprietary RNA editing oligonucleotide that is delivered to liver cells using an established LNP platform to restore production of normal A1AT. The product candidate is expected to be delivered via intravenous infusion, where it co-opts endogenous ADAR to repair the pathogenic SNV and restore production of normal A1AT, creating a clinically differentiated benefit for both liver and lung function in affected individuals.

In addition to the inherent benefits of ADAR-based RNA editing described earlier, we believe our approach has additional potential advantages:

•	Provides a disease modifying therapy for both lung and liver manifestations by transiently editing over 50% of RNA transcripts in hepatocytes to restore normal A1AT protein

•	Provides a treatment option that can be tailored to address the broad spectrum of severity within the AATD population

•	Potential to enable physiologic regulation of A1AT using endogenous ADAR, thereby increasing normal A1AT production during inflammation

•	Fit-for-purpose delivery using a proven LNP to maximize editing efficiency, leading to greater potential clinical benefit

We have generated compelling preclinical data demonstrating proof of concept across multiple RNA editing oligonucleotides that have the potential to become the lead development candidate. These potential development candidates have each achieved targeted durability, high editing efficiency (>50% editing of hepatocytes) and increased expression of normal A1AT protein in an in vivo mouse model (>70% of total A1AT protein in circulation). We have also shown that our product candidates have high translation of RNA editing efficiency from mice to non-human primates, or NHPs, demonstrating the potential applicability of our approach in humans. While we believe we can demonstrate many of the key advantages of RNA editing, we are very early in our development efforts and not yet certain of the results we may achieve. Such uncertainties include, but are not limited to, the level of editing efficiency needed in a target tissue type to achieve a clinical benefit, and associated safety of our edits in humans.

Based on the totality of the preclinical data generated to date, we intend to nominate our development candidate in the fourth quarter of 2023. The development candidate will then be tested in studies to enable a regulatory filing in the second half of 2024. Depending on the evidence of efficacy and tolerability for our candidate in our first clinical study, we plan to pursue expedited regulatory pathways, including potentially requesting Fast Track Designation and Breakthrough Therapy Designation.

AATD Overview

A1AT function

A1AT is a protease inhibitor belonging to the Serpin family. It is produced in the liver and circulates in its native state in human blood at approximately 1.5 g/L, one of the highest concentrations observed for protease inhibitors. The main role of A1AT is to protect tissue from proteases released by neutrophils, such as neutrophil elastase. Neutrophil elastase is an enzyme that fights infections in the lungs but can also attack normal lung tissue. If not sufficiently inhibited by A1AT, neutrophil elastase destroys elastin in the lung, leading to degradation of lung function. Factors that increase lung inflammation, such as smoking or infections, increase the elastase burden in the lung, leading to severe and potentially life-threatening lung damage in AATD patients.

Genotypes of AATD

AATD is an inherited, autosomal recessive genetic disorder that is most frequently caused by a single nucleotide variant, or SNV, mutation in the SERPINA1 gene. The most common of these SNVs is the “Z” mutation, corresponding to a mutation of glutamate 342 to lysine, or E342K. A healthy individual typically exhibits an “MM” genotype, or PiMM, while an individual with a single Z allele would exhibit a heterozygous PiMZ, genotype and an individual with two Z alleles would exhibit a homozygous, or PiZZ, genotype.

Figure 9. PiMM genotype (normal liver and lung)

Impact of Z mutations on liver and lung function

The presence of a single Z allele can lead to insufficient production of normal A1AT protein, as well as the production of dysfunctional A1AT protein, causing manifestations of disease in both the lungs and liver. The severity of disease manifestation can vary according to each patient’s genotype, as well as environmental factors, such as exposure to inflammatory respiratory agents or other complications.

PiZZ individuals experience greater manifestations of disease as a result of their very low levels of normal A1AT (10%—15% of normal levels), which are insufficient to prevent lung damage post an influx of neutrophils. They are also at high risk of developing emphysema or COPD, which can present in individuals as early as in their thirties and forties. PiZZ individuals with additional environmental risk factors such as smoking or infection frequently develop COPD as early adults and develop very severe symptoms.

In addition to lung disease, PiZZ individuals can also manifest with liver disease as a result of dysfunctional A1AT aggregating in the liver. In adults, this can cause liver inflammation and cirrhosis, ultimately leading to liver failure or cancer. In addition, as many as 10% of newborns with the PiZZ genotype develop cholestatic hepatitis. A quarter of impacted neonates suffer acute liver failure and require an emergency transplant.

Figure 10. PiZZ genotype that results in fibrotic liver and decreased lung function

Data from the UK Biobank, or UKBB, as well as published literature, have allowed researchers to determine the threshold levels of circulating A1AT that are directly linked to the PiMZ and PiZZ genotypes. In Figure 11 below, the range of A1AT levels associated with normal individuals (PiMM) is compared with the range of A1AT levels observed in mutated PiMZ and PiZZ patients.

Figure 11. Median Levels of A1AT and link to outcomes in liver and lung

In Figure 12 below, the Odds Ratios, or OR, associated with developing COPD and cirrhosis of the liver are compared across the two genotypes, with key findings summarized below:

•	COPD: PiMZ individuals have minimal increased risk of developing COPD relative to healthy PiMM individuals, while PiZZ individuals are at very high risk with an OR of 8.8

•	Cirrhosis of the liver: PiMZ individuals have mildly elevated risk of developing cirrhosis of the liver with an OR of 1.5, while PiZZ individuals have significantly elevated risk with an OR of 7.8

Figure 12. Risk of developing COPD and cirrhosis for different genotypes associated with AATD. Adapted from “The undiagnosed disease burden associated with alpha-1 antitrypsin deficiency genotypes.” by Nakanishi T, Forgetta V, Handa T, et al. Eur Respir J 2020; 56:2001441

Based on these findings, we believe that achieving normal A1AT protein levels between the ranges of the PiMZ and PiMM genotypes has the potential to alleviate the increased risk of COPD and cirrhosis of the liver, and to meaningfully improve clinical outcomes for PiZZ patients. We further believe that by achieving >50% editing efficiency across cells, we can reach these target levels and modify disease progression.

Prevalence of AATD and limitations of currently approved therapy

AATD is one of the three most common, potentially lethal, rare diseases affecting those of European descent. Worldwide, there are an estimated 3.4 million individuals with deficiency allele combinations. Studies suggest that clinical unawareness of AATD results in a significant number of patients that go undiagnosed or misdiagnosed. There are currently an estimated 100,000 patients in the United States with a PiZZ genotype, and 125,000 patients across the United Kingdom, Germany, France, Spain and Italy. Studies of PiMZ prevalence suggest as many as one in 49 individuals in the United States and one in 58 individuals across Europe.

The only FDA-approved treatment for patients with lung manifestations of AATD (co-indicated with COPD) is augmentation therapy, which utilizes A1AT protein purified from pooled human plasma. The purified A1AT is administered weekly by intravenous infusion with the goal of maintaining a serum level of A1AT above the 11 µM threshold. Even when the serum level can be maintained at or above this threshold, augmentation therapy has not clearly demonstrated its ability to adequately address lung damage nor liver inflammation caused by A1AT aggregation. Augmentation therapy is approved in only a few countries due to its limited efficacy. Lung and/or liver transplantation are the only other available treatment options, outside of standard management of the disease manifestations of AATD.

Despite being minimally effective and not fully addressing the needs of many AATD patients, augmentation therapy currently represents ~$1.4 billion in annual sales worldwide. Our product candidate has the potential to elevate the standard of care and expand the number of patients on treatment and potential to be a leader with a large market opportunity worldwide.

Limitations of Alternative Treatments in Development for AATD

There are a number of therapies in development to treat AATD. Certain DNA editing approaches attempt to add a normal copy of SERPINA1 gene or permanently correct the mutation within the SERPINA1 gene. DNA editing as a treatment would likely be evaluated on a risk-benefit trade-off relative to the severity of the manifestation of AATD, limiting the applicability of DNA editing approaches to the broader AATD patient population.

Additional approaches outside of DNA editing are also in development. There are approaches which attempt to use siRNA to knock-out the production of dysfunctional A1AT protein, which only alleviates the liver manifestation of AATD, while potentially worsening the lung manifestation. Replacing plasma derived protein for augmentation therapy with a fusion protein is another approach in development. This fusion protein aims to introduce A1AT on an antibody scaffold to improve upon the existing dosing paradigm and activity levels achieved in augmentation therapy. Fusion proteins do not resolve the liver manifestation and are unable to physiologically regulate A1AT levels. Lastly, small molecule correctors attempt to promote proper folding of the Z-AAT protein. To date, small molecule correctors have been unable to achieve normal A1AT levels and clinical development is focused only on the liver manifestation of AATD.

We believe many of these approaches have inherent limitations including the following:

•	Inability to adequately address the spectrum of clinical pathologies associated with AATD

•	Inability to achieve adequate expression of normal A1AT to bring patients back to PiMM genotype

•	Considerable safety and tolerability concerns

•	Potential issues around manufacturability and scalability for the AATD population

Our Approach to Overcome the Limitations: Transiently Correcting the SERPINA1 Variant on RNA

We are developing a product candidate to treat patients with AATD that is designed to leverage endogenous ADAR to make a single base edit in SERPINA1 mRNA, correcting the amino acid codon created by the pathogenic E342K SNV which stems from a single G-to-A mutation. Our product candidates edit the adenosine (A) to an inosine (I), correcting the faulty amino acid and leading to the production of normal A1AT protein.

Our goal is to bring individuals with the Z mutation to a phenotype where over 50% of RNA has been corrected to produce normal A1AT protein. This would result in levels of A1AT consistent with individuals in the upper half of the PiMZ genotype and the fully healthy PiMM genotype. Through human transgenic mouse models, we have shown our ability to drive the required change in RNA sequence with high efficiency, leading to secretion of A1AT at target levels.

We believe our approach has multiple potential advantages, in addition to those conferred by the RNA editing modality:

•

Provides a tailored disease modifying treatment option to address the heterogeneity of the AATD population: We leverage a transient base editing approach leading to restoration of normal A1AT. The transient nature of our approach allows us to address a broader AATD patient population, inclusive of PiMZ and PiZZ genotypes. As transient editing is not permanent in nature, we have the ability to adjust dosing and even cease dosing as needed, providing a meaningful benefit in potential safety profile.

•

Provides a disease modifying therapy for both lung and liver manifestations: By transiently editing over 50% of RNA transcripts in hepatocytes, we believe we can restore levels of normal A1AT protein consistent with a PiMZ to PiMM phenotype. These levels of normal A1AT have the potential to prevent further lung damage and reduce the risk of dysfunctional A1AT aggregating in the liver.

•

Potential to enable physiologic regulation of A1AT using endogenous ADAR: Augmentation therapy and other treatments targeting static thresholds for A1AT expression do not address the underlying mechanism of A1AT regulation, which is endogenously regulated by inflammation and can sometimes lead to as much as 90uM of A1AT in humans. During an inflammatory response, there is a simultaneous increase in ADAR levels. Our ADAR-based therapy has the potential to restore natural physiologic regulation by increasing the prevalence of editing during periods of greater A1AT production.

•

Uniform distribution of drug to liver cells to maximize editing: Unlike other modalities that focus on DNA editing, our product candidates have demonstrated a uniform distribution within the liver, including in NHPs. We believe this will allow our therapy to restore production of normal A1AT protein in every cell, reducing reliance on the chance of a survival benefit for edited cells as in DNA editing.

•

Efficient delivery using a proven LNP: A1AT is the fifth most abundant protein in circulation, with a large number of transcripts that require editing to achieve expression of normal protein. LNPs provide a significant benefit to delivery of RNA-editing oligonucleotides by increasing the likelihood of sufficient distribution into liver cells. In March 2023, we entered into an agreement with Genevant, a well established leader in the LNP space, to provide access to clinically validated LNP technology to optimize delivery of our AATD product candidate. Preclinical studies of this LNP delivery technology have shown improved dose-dependent efficacy with reduced clinical chemistry and adverse events.

Summary of our preclinical studies and data generated to date

We have generated highly compelling preclinical data that forms the basis for our proof of mechanism. We have affirmed that multiple disease modifying product candidates have demonstrated proof-of-concept in in vivo studies and have the potential to be a development candidate.

These potential development candidates have independently achieved clinically meaningful expression of normal A1AT protein consistent with a PiMZ genotype within preclinical in vivo animal models while using clinically relevant doses administered on a weekly basis. Given that human protein half-life is much longer than other species, we believe our therapies will support a longer dose interval in the clinic. We have initiated preclinical dose-limiting toxicity safety studies and intends to nominate a development candidate in the fourth quarter of 2023.

In Vitro activity in human cells: Our initial design iterations for RNA-editing oligonucleotides were conducted in in vitro human systems, specifically containing human ADAR and human SERPINA1 genes with a Z allele. By leveraging the capabilities of our OPERA platform, we have generated multiple product candidates that achieved increased editing activity in human in vitro systems.

In Figure 13 below, we were able to demonstrate greater than 50% editing efficiency at the E342K mutation within stem cell derived hepatocyte like cells, or HLCs, when using the highest dose of drug substance. HLCs harbor both alleles, an important quality that has the potential to be predictive of function in vivo. We also demonstrated editing in MZ primary human hepatocytes, or PHH, which harbor a single Z allele.

Figure 13. >50% editing achieved in the right system – human gene with human ADAR

Preclinical in vivo activity in mice: Our preclinical pharmacology studies have been conducted using the PiZ mouse model and licensed by us from Dr. Jeff Teckmann’s laboratory at St. Louis University. Dr. Teckmann is the preeminent expert on the study of AATD. The PiZ transgenic mouse model replicates many of the phenotypes of human AATD disease, including the presence and utilization of ADAR-based editing. Mice have only 1 allele, either a healthy M allele or mutated Z allele, or PiZ.

As part of our preclinical studies, we have evaluated multiple oligonucleotides in varying doses in PiZ mice. Following intravenous administration of a single 3mg/kg dose using a standard MC3 LNP encapsulating our product candidate, we subsequently evaluated the editing efficiency achieved and levels of A1AT protein after one, four and seven days. Multiple of our optimized lead oligonucleotides demonstrated editing efficiency of greater than 50% editing of the SERPINA1 mRNA at the E342K site, which we believe is a key threshold to achieve clinically meaningful levels of normal A1AT secretion.

Figure 14 below outlines the editing efficiency of one of our lead product candidates, KB-0794, which was measured as demonstrating editing efficiency as high as 63% on day four following the administration of a single 3mg/kg dose. Normal M-A1AT protein was observed at an 18 µM concentration on day four, demonstrating the potential relationship between editing efficiency and secretion of normal A1AT. We believe this is the highest preclinical in vivo editing efficiency and normal A1AT protein observed across any modality based on data published to date.

Figure 14. Demonstrated 50% editing of E342k site in PiZ mice model with a single 3mg/kg dose delivered with MC3 LNP

Durability: Upon observing the high editing efficiency of KB-0794, we proceeded to conduct an additional preclinical in vivo study where four groups of mice were given a lower dose and observed in a multi-dose study that lasted up to four weeks.

Each of the four groups received an initial dose of 2mg/kg of KB-0794, which was administered intravenously using an MC3 LNP as in the single dose study above. Thereafter, each group received weekly doses of KB-0794 for a period of either one, two, three or four weeks. The mice were assessed seven days after the initial dose and seven days after each subsequent dose to observe editing efficiency, normal A1AT protein levels and total A1AT protein levels.

As detailed in Figure 15 below, key takeaways included the following:

•	Groups 3 and 4, which received three and four doses of KB-0794, achieved 54% and 47% editing efficiency as measured 7 days after their most recent dose

•	Groups 3 and 4 also demonstrated a meaningful increase in both total and normal A1AT, with up to 20 µM of normal A1AT in Group 4

•	Group 4 shows that 72% of total protein comprises of normal A1AT in circulation

•

Liver polymers associated with the dysfunctional A1AT protein in Group 4 were reduced at day 28 as shown by the histopathology images below, pointing to a potential to provide liver benefit through clearing of aggregates

Figure 15. Potential to provide liver benefit by clearing aggregation and preventing further lung damage due to level of M-A1AT in secretion

The half-life of A1AT in mice and NHPs has been observed to be around 1-2 days and 2-4 days, respectively. Human A1AT has a longer half-life of 4-6 days, and when coupled with the optimization of our oligonucleotide drug product and the accumulation of drug product observed in the multi-dose preclinical studies, we believe that we will be able to achieve greater durability and a longer dosing interval in the clinic than the current once weekly interval in our preclinical studies.

Translation in NHPs: In addition to our preclinical in vivo studies conducted using the PiZ mouse model, we have also generated a translational model to validate the potential for delivery and ability to edit the SERPINA1 gene in NHPs with an earlier generation oligonucleotide. Because the human SERPINA1 gene in NHPs does not harbor the E342K mutation, we are demonstrating our oligonucleotide’s ability to edit within the coding region of the SERPINA1 gene and the ability to translate that preclinical in vivo editing from the PiZ mouse model to NHPs.

As shown in Figure 16 below, NHPs received a 2mg/kg intravenous dose of our earlier generation oligonucleotide formulated in an MC3 LNP, followed by two additional intravenous doses once per week. The liver editing was measured four days after the initial dose, and four days after the final dose. Editing of the SERPINA1 coding region in both NHPs and PiZ mice showed species translation at both time periods, with increasing editing efficiency upon receiving additional doses in NHPs. Additionally, mutated protein generated by this engineered RNA edit on the human SERPINA1 gene in NHPs was observed to be closely correlated with editing the mRNA at the same time points.

Figure 16. Editing of SERPINA1 coding region in NHPs and PiZ model showed correlation

Optimization of our product candidate

Our preclinical studies to identify product candidates have previously been conducted using an LNP delivery vehicle comprising lipids used in the approved product ONPATTRO®. Over the past decade, the field of LNP delivery has made advancements as measured by safety profile and tolerability. Our product candidates, when combined with current generation LNP delivery technology from Genevant, have demonstrated optimized editing efficiency, safety and tolerability.

In a preclinical study to compare the editing efficiency of a previous generation LNP (the comparator LNP) and current generation Genevant LNPs (GVT-1 and GVT-2), We evaluated PiZ mice after receiving a single 2mg/kg dose of KB-0794 via each of the three delivery vehicles. As detailed below in Figure 17, GVT-1 and GVT-2 achieved comparable or higher editing of 37% and 65%, respectively, as compared to 29% editing for the comparator LNP. For reference, the same KB-0794 achieved comparable editing of 63-65% at a dose of 3mg/kg with the comparator LNP compared to a lower dose of 2mg/kg with GVT-2. The percentage of normal A1AT protein in plasma at baseline is 0% due to all of the circulating protein being mutated A1AT. Post a single LNP dose, the percentage of normal-A1AT increased to 66% for GVT-1 and 85% for GVT-2, compared to 56% for the comparator LNP, showing potential for disease-modifying effects.

Figure 17. Comparison of editing efficiency and circulating normal protein in PiZ mice between MC3 LNP and current generation Genevant LNPs (GVT-1 and GVT-2)

We also evaluated the potential editing efficiency of GVT-1 and GVT-2 for the SERPINA1 coding region in NHPs. As detailed in Figure 18, the observed editing rate of GVT-2 was meaningfully higher at 34%, relative to 13% in the historical MC3 study. ALT levels, a measure of safety and tolerability, were meaningfully lower in GVT-1 and on par between GVT-2 and the LNP comparator. These results show that our product candidates, when combined with current generation Genevant LNPs, can demonstrate a desirable safety profile while increasing the editing efficiency. As shown in Figure 18 below, these results further illustrate the translation of GVT-1 and GVT-2 across mouse and NHP preclinical species.

Figure 18. Comparison of editing translation in NHPs between MC3 LNP and current generation Genevant LNPs (GVT-1 and GVT-2)

Next Steps

Based on the totality of the preclinical data generated to date, we intend to nominate a development candidate in the fourth quarter of 2023. The development candidate will then be tested in studies to enable a regulatory filing in the second half of 2024 to enable the initiation of human clinical studies.

Our Parkinson’s Disease Program: Repairing Pathogenic Variants

We are developing proprietary oligonucleotides that address the leucine-rich repeat kinase 2, or LRRK2. mutation for Parkinson’s Disease, or PD, patients. This is the second program that leverages our ability to generate product candidates to repair pathogenic variants, similar to the AATD program.

Parkinson’s Disease:

PD is a complex, multifactorial progressive disease that is caused, in part, by the loss of dopaminergic neurons in a structure of the brain called the substantia nigra, which is essential for the proper control of the body’s movement. Approximately 10% of PD cases are attributed to inherited genetic mutations, while the remaining cases are considered idiopathic or sporadic. Mutations in LRRK2 are the most common genetic cause of PD and increasing evidence also provides support for a role of LRRK2 in idiopathic PD. PD is the second most common neurodegenerative disease with approximately 1.0 million people in the United States diagnosed. Despite the large commercial market opportunity, there remains significant unmet need as there is no cure, and current available therapies only relieve the symptoms of PD.

LRRK2 is linked to several cellular processes including mitochondrial function, endocytosis, vesicle trafficking, and the lysosomal autophagy pathway. Additionally, LRRK2 is implicated in regulating cytokine levels and neuroinflammation. There are various mutations in LRRK2 that can result in PD, the most common of which is the pathogenic G2019S mutation that accounts for 1-6% of sporadic and 3-19% of familial PD cases.

Our Differentiated Approach and Results

Our approach is to make a single base edit to repair the protein caused by the G2019S mutation in LRRK2, which is expected to result in returning activity to the normal physiological state. We believe this change may result in disease modification.

As shown in Figure 19 below, our preliminary screening process in heterozygous LRRK2 G2019S patient-derived fibroblasts identified several product candidates that achieved >80% editing in LRRK2 compared to only 47% in controls. The 47% represents half the transcripts having the mutation at baseline.

Figure 19. Editing of the G2019S mutation LRRK2 using our product candidates (100 nM)

Next Steps

We are currently screening additional oligonucleotide designs and optimizing in vitro assays to correlate LRRK2 editing with downstream functional endpoints. Additionally, we plan to evaluate our product candidates in a LRRK2 G2019S humanized mouse model.

Our Severe Alcohol-Associated Hepatitis Program: Disrupting Protein-Protein Interactions

Another of our programs is focused on the treatment of severe alcohol-associated hepatitis, or sAH, and demonstrates the versatility of our platform to modulate proteins. This program leverages our RNA editing technology to modulate the activity of a naturally occurring protein by disrupting protein-protein interactions. We are selectively modulating a protein transcription factor implicated in the disease pathophysiology for sAH. We believe that this approach enables the synthesis of a protein variant that disrupts interaction with our inhibitor and as a result, will be free to express downstream target genes. sAH patients with higher levels of expression of these downstream target genes have been shown to have better prognosis in a prior study examining liver biopsies at the time of diagnosis.

Severe Alcohol-Associated Hepatitis

The burden of alcohol use and alcohol use disorders contributes significantly to the health care costs for alcohol-related diseases. These patients incur direct costs to the health care system for medical care, and indirect costs to society due to a loss of workforce productivity, absenteeism, injury, early retirement and mortality. Alcohol overconsumption can lead to the development of liver damage that can manifest as fatty liver disease, alcohol-associated hepatitis and cirrhosis. The amount of alcohol intake that puts an individual at risk for alcohol-associated hepatitis is not known, but most patients have a history of heavy alcohol use for two or more decades. It is estimated that two million people die of liver disease each year, and up to half of these cases are due in part to alcohol overconsumption. There are around 300,000 hospitalizations per year for sAH in the United States. sAH is an acute condition with a mortality rate of 25%—45% within 90 days of hospitalization.

There are no FDA-approved treatments for sAH. Prednisolone is used off-label in this setting and is the only treatment available. However, many patients fail to respond to prednisolone or are contraindicated, and studies have failed to show survival benefit at 90 days. Physicians may also prescribe pentoxifylline, an anti-inflammatory, or N-acetyl cysteine, an antioxidant, but the benefit of these drugs for sAH is not well established. Additionally, some sAH patients may be candidates for a liver transplant. It has been documented that survival for sAH patients is mainly driven by liver injury and not significantly impacted by alcohol-relapse. Current strategies to address harmful alcohol use and the development of pharmacotherapies remain largely ineffective, leading to substantial unmet need for advancement of policy efforts and development of novel therapies with effective mechanisms of action.

Our Differentiated Approach and Results

We are developing a product candidate that increases expression of a transcription factor (TFX) implicated in sAH. By selectively modifying a single amino acid, we are able to disrupt interactions between the target protein and our inhibitor, as depicted in Figure 20 below.

Figure 20. Changing a single amino acid disrupts binding of a transcription factor to its inhibitor

We have generated preclinical data for our sAH product candidates, demonstrating target editing and activation of target transcription factor activity in both preclinical in vitro and in vivo studies. In vitro, our oligonucleotides dose-dependently edited the target gene mRNA in human liver cells with > 70% editing efficiency as shown in Figure 21 below.

Figure 21. Our product candidate edits transcription factor RNA at the validated target site in a dose-responsive manner

In vivo, our product candidates edited the target mRNA and induced expression of downstream target genes by up to 7x in mouse liver tissue as shown in Figure 22 below.

Figure 22. Hyperactive variant of transcription factor increased expression of downstream gene up to 7x in vivo

The product candidate has also demonstrated activity in an in vitro model of sAH, showing protection against cytotoxicity induced by alcohol and TNF-alpha in human liver cells overexpressing CYP2E1, the enzyme that metabolizes alcohol as shown in Figure 23 below.

Figure 23. RNA editing demonstrates increased viability of liver cells in an in vitro model of sAH

Next Steps

We are currently evaluating additional oligonucleotide designs and conducting preclinical studies to confirm that our product candidates will ameliorate disease phenotype in models of alcohol-induced hepatitis. We also plan to evaluate our approach in NHP studies.

Our Amyotrophic Lateral Sclerosis Program: Disrupting Protein Aggregation

We are developing proprietary oligonucleotides targeting the mRNA for TAR DNA binding protein 43, or TDP-43, a protein associated with the etiology of amyotrophic lateral sclerosis, or ALS.

Amyotrophic Lateral Sclerosis

ALS is an adult-onset, progressive, and fatal neurodegenerative disorder that causes muscle weakness, paralysis, and ultimately death. The majority of ALS patients die from respiratory failure within three to five years after symptom appearance, with a small percentage of patients surviving beyond 10 years. Despite being classified as a rare disease by the FDA and the EMA, ALS is considered one of the more common neurodegenerative diseases worldwide. Prevalence estimates vary, but it is widely accepted that there are at least an estimated 25,000 ALS patients in the United States. There is currently no cure for ALS, and currently approved therapies either only provide symptomatic relief or slow the overall progression of the disease.

Our Differentiated Approach and Results

Our approach is to selectively modulate TDP-43, an RNA/DNA-binding protein, which carries out a variety of important functions in healthy neurons, including initiation of transcription, pre-mRNA splicing and miRNA processing. Hyper-phosphorylated and ubiquitinated TDP-43 deposits form inclusion bodies in the brain and spinal cord of patients with ALS and frontotemporal dementia, or FTD. The majority of ALS and FTD cases are sporadic, and more than 90% and 45% of ALS and FTD patients, respectively, have TDP-43 aggregations in neurons. Less than 10% of ALS cases are familial, and mutations in TARDBP, the gene encoding TDP-43, are responsible for approximately 4% of familial ALS. Given the importance of TDP-43’s role in maintaining healthy neurons, the generation of a protein variant with the desired non-aggregating property could potentially have therapeutic benefit for the majority of ALS and FTD patients. We believe that by leveraging the ability of RNA editing to affect a single base edit in TARDBP, we can lead to the synthesis of a TDP-43 protein variant that does not aggregate, thereby restoring our normal function.

We have created a series of TDP-43 variants that contain single amino acid changes designed to alter post-translational modification by phosphorylation, ubiquitination, acetylation or cleavage with the intent of reducing the ability to aggregate while maintaining function in RNA metabolism. We believe that modulating TDP-43 through the introduction of specific amino acid changes into TDP-43 mRNA sequence is preferable to other approaches that try to address protein aggregates after they form, to non-specifically prevent stress granule formation, or to target a single TDP-43 downstream target. We have engineered mutations amenable to an RNA edit using our OPERA platform that limit the formation of TDP-43 inclusion bodies in vitro. Additionally, we have demonstrated meaningful editing of TDP-43 targets sites with our product candidates in a human neuroblastoma-derived cell line (SK-N-AS) as demonstrated in Figure 24 below.

Figure 24. Editing of TDP-43 mRNA using our product candidates (100 nM)

We intend to initially pursue ALS with this approach and has the opportunity to expand our pipeline to other neurodegenerative diseases, such as FTD.

Next Steps

We are continuing to design and screen additional oligonucleotides in SK-N-AS cells to identify proprietary oligonucleotides for further evaluation in aggregation assays. Furthermore, we are identifying and characterizing ALS cell lines including genetic-induced models and patient cell lines, to test the efficacy of TDP-43 protein variants in disease models.

Our Pain Program: Selective Modulation of Ion Channels

We are developing proprietary oligonucleotides that selectively modulate ion channels associated with pain.

Overview of Pain Indications

Pain is a condition that millions of patients experience and is often a component of rare and highly prevalent diseases. Pain can be generally classified as either acute or chronic and can be further segmented into subcategories including nociceptive or neuropathic pain. There are several classes of therapeutics to target the numerous pathways that cause pain, including opioids, nerve growth factors and ion channel blockers. Many of these treatment methods involve non-specific targeting of pathways that lead to off-target effects. Despite a large commercial market opportunity, there remains significant unmet needs for safe and effective pain management, including non-opioid therapeutics.

Several classes of drugs, including local anesthetics, such as lidocaine, are ion channel blockers, although they do not show a high degree of specificity and thus inhibit many types of sodium channels rather than selectively blocking NaV1.7. No highly selective small molecule product candidates have been FDA-approved as therapeutics. One of the challenges in developing a small molecule inhibitor of NaV1.7 is the high degree of homology with other voltage gated sodium channels, inhibition of which has been linked to safety concerns.

Our Differentiated Approach and Results

The introduction of genetic changes into the mRNA encoding NaV1.7 demonstrates the potential of RNA editing to create highly differentiated and selective therapeutics for ion channels. NaV1.7 is a voltage-gated sodium channel that plays a critical role in the generation and conduction of action potentials and is thus important for electrical signaling in the nervous system. NaV1.7 is highly expressed in the pain sensing dorsal root ganglion neuron. Genetic inactivation of SCN9A, the gene encoding NaV1.7, in mice results in the inability to sense pain from inflammatory stimuli. In humans, mutations that lead to inactivation of NaV1.7 function result in a genetic condition known as Channelopathy-associated insensitivity to pain, or CIP. Individuals with CIP have severely diminished ability to sense pain. By contrast, mutations that activate NaV1.7 result in intense pain.

Through our RNA editing technology, we have generated a series of site-specific changes in NaV1.7 that modulate our ion channel function such that it mimics a small molecule sodium channel blocker. We believe that using RNA editing to introduce these changes in patients has the potential to deliver potent analgesic activity without the dose-limiting toxicities that have been observed by other sodium channel blockers.

We have demonstrated that rationally designed single amino acid changes to unique target sites are sufficient to decrease the activity of NaV1.7. Electrophysiology studies performed in CHO cells transfected with plasmids expressing channel variants demonstrated biophysical properties that are associated with a decrease in NaV1.7 channel activity compared to fully functional NaV1.7. Additionally, we have demonstrated meaningful editing for these target sites in SK-N-AS cells as shown in Figure 25 below.

Figure 25. Editing of NaV1.7 using our product candidates (100nM)

Next Steps

We are optimizing and screening our proprietary oligonucleotides in electrophysiology assays. Furthermore, we will perform a high throughput screen of Nav1.7 variants to identify potential novel ion channel variants with enhanced crippling of electrophysiology activity.

Our Cardiometabolic Disease Program: Activating Kinases

We are developing proprietary oligonucleotides that activate a kinase involved in cardiometabolic disease. Cardiometabolic disease encompasses a broad range of complex, multifactorial diseases including cardiovascular disease, diabetes, chronic renal failure and obesity, among others. A number of validated cardiometabolic disease targets such as kinases have been identified but have historically been difficult to drug.

We have generated a site-specific change in a validated kinase that is a central regulator of energy homeostasis. In an in vitro mutagenesis study, a site-specific change led to activation of the kinase and an increase in the phosphorylation of its downstream target. We believe that using RNA editing to introduce these changes with an oligonucleotide in patients has the potential to deliver efficacy that has been unattainable when using other modalities.

Pioneering RNA Editing to Deliver the Future of Medicine

Each of our programs demonstrate the versatility of the ADAR-mediated RNA editing approach. Importantly, we are able to not only address classes of diseases caused by deleterious effects of misfolded or misdirected proteins, but we can also potentially utilize genetics to identify highly prevalent diseases where therapeutic benefit can be generated through alteration of protein function or expression. We will continue to selectively identify and pursue additional targets and indications based on a range of technical, clinical, and commercial factors to build a robust and differentiated pipeline. However, RNA editing is a novel technology that is not yet clinically validated for human therapeutic use. The approaches we take to discover and develop novel therapeutics are unproven and may never lead to marketable products. We are not aware of any clinical trials for safety or efficacy having been completed by any third party using RNA editing and nor are we aware of any RNA editing therapeutic product that has been approved in the United States or Europe. It will be many years before we commercialize a product candidate, if ever.

Manufacturing and Supply Arrangements

We currently have no commercial manufacturing capabilities. For our initial wave of clinical programs, we intend to use qualified third-party CMOs with relevant manufacturing experience in genetic medicines. we plan to partner with suppliers and CMOs to produce or process critical raw materials, bulk compounds, formulated compounds, viral vectors or engineered cells for IND-supporting activities and early-stage clinical trials. At the appropriate time in the product development process, we will determine whether to establish in-house GMP manufacturing capabilities for some core technologies or continue to rely on third parties to manufacture commercial quantities for any products that we may successfully develop.

We also in license technology for our fit-for-purpose delivery systems, including LNP delivery systems. For example, in March 2023, we entered into a collaboration and license agreement with Genevant, a well established leader in the LNP space, to provide access to clinically validated LNP technology to optimize delivery of our AATD product candidate. Preclinical studies of this LNP delivery technology have shown improved dose-dependent efficacy with reduced clinical chemistry and adverse events. For additional information relating to the financial terms of such agreement, see Note 10 to our unaudited interim financial statements included in Exhibit 99.5 of our Current Report on Form 8-K of which this Exhibit 99.3 is a part.

Competition

The pharmaceutical and biotechnology industries, including the gene therapy and gene editing fields, are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on intellectual property. While we believe that our differentiated technology, scientific expertise, and intellectual property position provide us with competitive advantages, we face potential competition from a variety of companies in these fields. There are several companies using synthetic oligonucleotide or base editing technology, including Beam Therapeutics, Verve Therapeutics, Prime Medicine, ProQR, and Wave Life Sciences. Several additional companies utilize other editing technologies, including Edigene and Shape Therapeutics. In addition, we face competition from companies utilizing gene therapy, oligonucleotides, and DNA editing technologies such as base and prime editing.

Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future that are approved to treat the same diseases for which we may obtain approval for our product candidates. This may include other types of therapies, such as small molecule, antibody, and/or protein therapies.

In addition, many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials and approved products than we do today. Mergers and acquisitions in the pharmaceutical, biotechnology and gene therapy industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We also compete with these companies in recruiting, hiring and retaining qualified scientific and management talent, establishing clinical trial sites and patient registration for clinical trials, obtaining manufacturing slots at contract manufacturing organizations, and in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, particularly if they represent cures, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be their efficacy, safety, convenience, and availability of reimbursement.

Intellectual Property

Overview

We strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining patent protection in the United States and internationally for our current and future product candidates. We also rely on trademarks, copyrights, trade secrets, confidentiality procedures, employee disclosure, invention assignment agreements, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.

We seek to obtain domestic and international patent protection, and endeavors to promptly file patent applications for new commercially valuable inventions. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

We plan to continue to expand our intellectual property estate by filing patent applications directed to platform technologies and improvements thereof, pharmaceutical compositions, methods of treatment, methods of manufacture or identified from our ongoing development of our product candidates. Our success will depend on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce any patents that we may obtain, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

The patent positions of companies like us are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent may be challenged in courts after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot guarantee that our pending patent applications, or any patent applications that we may in the future file or license from third parties, will result in the issuance of patents. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or at all, whether the claims of any patent applications, should they issue, will cover our product candidates, or whether the claims of any issued patents will provide sufficient protection from competitors or otherwise provide any competitive advantage. We cannot predict the scope of claims that may be allowed or enforced in our patents. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our product candidates.

Because patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially even longer, and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries and patent application filings, we cannot be certain of the priority of inventions covered by pending patent applications. Accordingly, we may not have been the first to invent the subject matter disclosed in some of our patent applications or the first to file patent applications covering such subject matter, and we may have to participate in interference proceedings or derivation proceedings declared by the USPTO to determine priority of invention. For more information regarding the risks related to our intellectual property, see “Risk Factors—Risks Related to Our Business—Risks Related to Intellectual Property.”

Patent Portfolio

We strive to protect our proprietary RNA editing platform OPERA and related technologies and our product candidates, including seeking and maintaining patent protection intended to cover various target-specific editing strategies, the composition of matter of our product candidates, their methods of use, related delivery technologies, and other inventions. The intellectual property that is available to us is critical to our business and we strive to protect it, including by obtaining, maintaining, defending, and enforcing patent protection in the United States and internationally. As of September 18, 2023, our patent portfolio in total consisted of 32 patent families, with two U.S. patents and one patent in foreign jurisdictions (e.g., Canada), including five pending Patent Cooperation Treaty, or PCT, applications, various pending non-provisional applications world-wide (e.g., United States, Australia, Canada, China, Europe, South Korea, and Japan), and nine families with pending provisional patent applications.

We have a patent portfolio that relates to our RNA editing platform OPERA, as well as numerous disease programs listed below, and includes 13 patent families. These families are directed to various oligonucleotide formats, nucleotide compositions, oligonucleotide chemistries, modifications, specific linkage chemistries, oligonucleotides having a specific structures, methods of deaminating an adenosine using such oligonucleotides, methods of oligonucleotide delivery, and methods of treating disease by administering such oligonucleotides. The first patent family is pending in Australia, Canada, China, Europe, Japan, South Korea, Taiwan and the United States, and includes a U.S. patent. The first three patent families are pending in Australia, Canada, China, Europe, Hong Kong, Japan, South Korea, Taiwan and the United States, and include two U.S. patents. U.S. Patent No. 11,479,575 is directed to specific oligonucleotide structures and expires in 2040; U.S. Patent No. 11,453,878 is directed to methods of deamination of an adenosine in an mRNA using oligonucleotide with specific structures and also expires in 2040. Any other patents issuing from applications in these families will expire in 2040, absent any available additional term for patent term extension or patent term adjustment. The fourth patent family is pending in the United States and patents issuing from applications in this family will expire in 2042, absent any available additional term for patent term extension or patent term adjustment. The fifth, sixth, seventh and eighth patent families have been filed as PCT applications, and if issued, patents in these families would expire between 2042 and 2043, absent any available additional term for patent term extension or patent term adjustment. The ninth, tenth, eleventh, twelfth and thirteenth patent families have been filed as provisional patent applications, and if re-filed as PCT or non-provisional applications, and issued, patents in this family would expire in 2044, absent any available additional term for patent term extension or patent term adjustment.

In addition to the patent families related to our OPERA platform technology described above, our patent portfolio that relates to our A1AT program includes two patent families. These patent families are directed to specific oligonucleotides that target SERPINA1 for editing to treat A1AT. The first patent family includes pending applications in Australia, Canada, China, Europe, Japan, South Korea and the United States. Patents issuing from applications in this family will expire in 2041, absent any available additional term for patent term extension or patent term adjustment. The second patent family has been filed as a provisional patent application, and if re-filed as PCT or non-provisional applications, and issued, patents in this family would expire in 2044, absent any available additional term for patent term extension or patent term adjustment.

In addition to the patent families related to our OPERA platform technology described above, our patent portfolio that relates to our PD program includes one patent family. This patent family is directed to specific oligonucleotides that target LRRK2 for editing to treat PD, and includes pending applications in Europe, and the United States. Patents issuing from applications in this family will expire in 2041, absent any available additional term for patent term extension or patent term adjustment.

In addition to the patent families related to our OPERA platform technology described above, our patent portfolio that relates to our sAH program includes two patent families. This patent family is directed to specific oligonucleotides that are capable of editing a specific target associated with sAH, and consists of a pending PCT application. Patents issuing from this family of patent applications will expire in 2042, absent any available additional term for patent term extension or patent term adjustment. The second patent family has been filed as a provisional patent application, and is directed to specific oligonucleotides that are capable of editing a specific target associated with sAH. If this application is re-filed as an PCT or non-provisional application, and issued, patents in this family will expire in 2043, absent any available additional term for patent term extension or patent term adjustment.

In addition to the patent families related to our OPERA platform technology described above, our patent portfolio that relates to our ALS includes one patent family, directed to oligonucleotides that edit TDP-43. This patent family consists of two provisional patent applications, and if re-filed as PCT or non-provisional applications, and issued, patents in this family would expire in 2044, absent any available additional term for patent term extension or patent term adjustment.

In addition to the patent families described above, we also have other patent families directed to additional target-specific editing strategies, oligonucleotide compositions and their methods of use, related delivery technologies, and other inventions related to early-stage research and development efforts not reflected in our pipeline. Patents issued from or issuing from applications in these families will expire between 2041 and 2044, absent any available additional term for patent term extension or patent term adjustment, and includes Canadian Patent No. 3,162,416, which will expire in 2042. We also have legacy patents related to our pre-Merger operations.

Patent Term

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, including the United States, the base term is 20 years from the filing date of the earliest-filed non-provisional patent application from which the patent claims priority. The term of a U.S. patent can be lengthened by patent term adjustment, which compensates the owner of the patent for administrative delays at the USPTO. In some cases, the term of a U.S. patent is shortened by terminal disclaimer that reduces its term to that of an earlier-expiring patent. The term of a U.S. patent may be eligible for patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, to account for at least some of the time the drug is under development and regulatory review after the patent is granted. With regard to a drug for which FDA approval is the first permitted marketing of the active ingredient, the Hatch-Waxman Act allows for extension of the term of one U.S. patent that includes comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved at least one claim covering the composition of matter of such an FDA-approved drug, an FDA-approved method of treatment using the drug and/or a method of manufacturing the FDA-approved drug. The extended patent term cannot exceed the shorter of five years beyond the non-extended expiration of the patent or 14 years from the date of the FDA approval of the drug, and a patent cannot be extended more than once or for more than a single product. During the period of extension, if granted, the scope of exclusivity is limited to the approved product for approved uses. Some foreign jurisdictions, including Europe and Japan, have analogous patent term extension provisions, which allow for extension of the term of a patent that covers a drug approved by the applicable foreign regulatory agency.

In the future, if and when our product candidates receive FDA approval, we expect to apply, if appropriate, for patent term extension on patents directed to those product candidates, their methods of use and/or methods of manufacture. However, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. For more information regarding the risks related to our intellectual property, see ”Risk Factors—Risks Related to Our Business—Risks Related to Intellectual Property.”

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. We typically rely on trade secrets to protect aspects of our business that are not amenable to, or that we not not consider appropriate for, patent protection. We protect trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and collaborators. These agreements provide that all confidential information developed or made known during the course of an individual or entities’ relationship with us must be kept confidential during and after the relationship. These agreements also provide that all inventions resulting from work performed for us or relating to our business and conceived or completed during the period of employment or assignment, as applicable, shall be our exclusive property. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary information by third parties.

Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. For more information regarding the risks related to our intellectual property, see ”Risk Factors—Risks Related to Our Business—Risks Related to Intellectual Property.”

Governmental Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, clinical trial, testing, manufacture, quality control, import, export, safety, efficacy, labeling, packaging, storage, distribution, recordkeeping, approval, distribution, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, CROs, clinical investigators and CMOs will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

Overview of U.S. Drugs Development Process

In the United States, the FDA regulates drug products under the FD&C Act and its implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other legal requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For drug product candidates regulated under the FD&C Act, FDA must approve a NDA. The process generally involves the following:

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completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements and applicable requirements for the humane use of laboratory animals or other applicable regulations;

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completion of the manufacture, under cGMP conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	submission to the FDA of an Investigational New Drug application, or IND, which must become effective before clinical trials may begin;

•	payment of user fees for FDA review of the NDA;

•	approval by an IRB or independent ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug product’s identity, strength, quality and purity;

•	satisfactory completion of potential FDA audit of the preclinical study clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical Studies and Clinical Trials for Drugs

Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical trials. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a clinical trial may move forward at designated check points based on access that only the group maintains to available data from the trial and may recommend halting the clinical trial if it determines that the participants or patients are being exposed to an unacceptable health risk or other grounds, such as no demonstration of efficacy. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA if the study was well-designed and well-conducted in accordance with GCP requirements, including that the clinical trial was performed by a qualified investigator(s); the data are applicable to the U.S. population and U.S. medical practice; and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase 1 – Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2 – Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase 3 – Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of NDA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information. During the development of a new drug product, sponsors have the opportunity to meet with the FDA at certain points, including prior to submission of an IND, at the end of Phase 2 and before submission of an NDA. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Process for Drugs

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, to the satisfaction of the FDA. FDA must approve an NDA before a drug may be marketed in the United States.

The FDA reviews all submitted NDAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews an NDA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a REMS if it believes that a REMS is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population of 200,000 or more individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and user-fee waivers.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

The FDA may further reevaluate its regulations and policies under the Orphan Drug Act. It is unclear as to how, if at all, the FDA may change the orphan drug regulations and policies in the future.

Expedited Development and Review Programs for Drugs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs to get them to patients more quickly than standard FDA review timelines typically permit.

A new drug is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.

In addition, a new drug may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, alone or in combination with one or more other drugs, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient product development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and Accelerated Approval. A product is eligible for Priority Review, once an NDA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review.

Products are eligible for Accelerated Approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Accelerated Approval is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, adequate and well-controlled additional post-approval confirmatory studies to verify and describe the product’s clinical benefit, and under the Food and Drug Omnibus Reform Act of 2022, or FDORA, the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Further, under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a product or an indication approved under Accelerated Approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for Accelerated Approval, the FDA generally requires, unless otherwise informed by the agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.

U.S. Post-Approval Requirements for Drugs

Drugs manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities.

Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Promotional materials for approved drugs must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs and those supplying products, ingredients and components of them, are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that a sponsor may use. Additionally, manufacturers and other parties involved in the drug supply chain for prescription drugs must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; and

•	mandated modification of promotional materials and labeling and issuance of corrective information.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond a patent’s current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Marketing exclusivity provisions under the FDCA also can delay the submission or the approval of certain drug product applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Privacy and Cybersecurity

Our operations entail the collection, use, disclosure, transfer, and processing of sensitive and personal information. These operations are subject to multiple jurisdictions’ privacy and data security laws and regulations, including those within the U.S., the EEA, and the UK. Our operations extend to commercial partnerships and third-party processors, each of which may be governed by their distinct privacy regulations and data security laws. These laws are constantly evolving and subject to varying interpretations, requiring us to periodically update our policies and measures to maintain compliance.

The GDPR in the EU and the UK, which have been incorporated into their respective laws, impose stringent requirements on the processing of health and other sensitive data. These requirements encompass: (i) providing information to individuals regarding data processing activities; (ii) obtaining consent from individuals to whom the data processing relates; (iii) responding to data subject requests; (iv) imposing requirements to notify the competent national data protection authorities and data subjects of personal data breaches; (v) implementing safeguards in connection with the security and confidentiality of the personal data; (vi) accountability requirements; and (vii) taking certain measures when engaging third-party processors. The GDPR is also the regulation that informs our obligations with respect to any clinical trials conducted in the EEA or UK. The GDPR’s definition of personal data includes coded data, and it requires changes to informed consent practices and detailed notices for clinical trial subjects and investigators. Failure to comply with the GDPR can result in significant practical, legal, and financial repercussions, including the destruction of improperly gathered or used personal data, substantial fines of up to €20 million (£17.5 million) or 4% of the company’s global annual turnover, mandatory audits, orders to cease or modify data use, and a private right of action enabling data subjects to seek damages. In addition, the GDPR provides that EU member states or the UK may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric, or health data.

Further, the UK has recently introduced a new Data Protection & Digital Information (No. 2) Bill. This development could reshape the UK’s data protection landscape, distancing it from the EU’s data protection regime. This lack of clarity on future UK laws and regulations and their interaction with those of the EU could add legal risk, uncertainty, complexity, and cost; and any resulting divergence in laws could increase our risk profile and necessitate further compliance measures.

To enable the transfer of personal data outside of the EU or the UK, adequate safeguards must be implemented in compliance with the GDPR. On June 4, 2021, the European Commission issued new forms of standard contractual clauses, or SCCs, for data transfers from controllers or processors in the EU (or otherwise subject to the GDPR) to controllers or processors established outside the EU (and not subject to the GDPR). As of December 27, 2022 the new SCCs replace the SCCs that were adopted previously under the EU Data Protection Directive. The UK is not subject to the European Commission’s new SCCs, and instead it has published the UK International Data Transfer Agreement, or IDTA, and the International Data Transfer Addendum to the new SCCs, or the Addendum, which enable transfers from the UK. For new transfers, the IDTA (or SCCs and Addendum) must be in place, and such measures must be in place for all existing transfers from the UK from March 21, 2024. Companies relying on SCCs or the IDTA to govern transfers of personal data to third countries will also need to assess whether the data importer can ensure sufficient guarantees for safeguarding the personal data under GDPR, including an analysis of the laws in the recipient’s country. When conducting restricted data transfers under the EU and UK GDPR, we will need to implement these new safeguards, and doing so will require significant effort and cost.

Failure to implement valid mechanisms for personal data transfers from Europe may result in increased exposure to regulatory actions, substantial fines and injunctions against processing personal data from Europe. Inability to export personal data may also: (i) restrict our activities outside Europe; (ii) limit the ability to collaborate with partners as well as other service providers, contractors and other companies outside of Europe; and/or (iii) require us to increase our processing capabilities within Europe at significant expense or otherwise cause us to change the geographical location or segregation of our relevant systems and operations – any or all of which could adversely affect our operations or financial results.

In the U.S., privacy and security of personal information are regulated by various federal and state laws, such as health information privacy laws, security breach notification laws, and consumer protection laws.

Compliance with these multifaceted privacy and data security laws can be time-consuming, and failure to comply with any of these regulations could lead to significant fines and penalties (potentially including criminal prosecution), adversely affecting our reputation, business, financial condition, and operational results. Changes in statutes, regulations, or interpretations of existing regulations could impose additional requirements on our operations, such as modifications to data processing arrangements, changes to privacy policies, recall or discontinuation of certain data processing methods, or additional recordkeeping requirements. These changes could adversely affect the operation of our business.

There is a further risk that we may not be able to adequately protect our information systems from cyberattacks. Such breaches could result in the disclosure of confidential, protected, or personal information, damage our reputation, and expose us to significant financial and legal exposure, including potential civil fines and penalties, litigation, and regulatory investigations or enforcement actions under laws such as HIPAA, the GDPR, and the CCPA.

In addition to the risks outlined above, the legal or regulatory actions may also divert our management from their primary operations. Prohibitions, restrictions, or allegations of violations of these laws could materially and adversely affect our business. Hence, ensuring consistent compliance with privacy and data security laws and regulations remains a critical operational imperative for us.

Other Regulatory Matters

Manufacturing, labeling, packaging, distribution, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject. Additionally, the activities associated with the commercialization of product candidates are subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the CMS, other divisions of the U.S. Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

The distribution of pharmaceutical drugs is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of such pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defends against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in statutes, regulations, or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of our products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of our products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In the EU, for example, an application must be submitted to the national competent authority and an independent ethics committee in each country in which we intend to conduct clinical trials, much like the FDA and IRB, respectively. Under the new CTR (EU) No 536/2014, which replaced the Clinical Trials Directive 2001/20/EC on January 31, 2022, a single application is now made through the Clinical Trials Information System, or CTIS, for clinical trial authorization in up to 30 EU/EEA countries at the same time and with a single set of documentation.

The assessment of applications for clinical trials is divided into two parts (Part I contains scientific and medicinal product documentation and Part II contains the national and patient-level documentation). Part I is assessed by a coordinated review by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted, or Member States concerned of a draft report prepared by a Reference Member State. Part II is assessed separately by each Member State concerned. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the Member State concerned, however overall related timelines are defined by the CTR. The new CTR also provides for simplified reporting procedures for clinical trial sponsors.

In addition, whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of countries outside the United States before we can commence marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.

To obtain regulatory approval of our medicinal products under the EU’s regulatory system, we are required to submit a marketing authorization application, or MAA, to be assessed in the centralized procedure. The centralized procedure allows applicants to obtain a marketing authorization, or MA, that is valid throughout the EU, and the additional Member States of the European Economic Area (Iceland, Liechtenstein and Norway) (EEA). It is compulsory for medicinal products manufactured using biotechnological processes, orphan medicinal products, advanced therapy medicinal products (gene-therapy, somatic cell-EU and which is intended for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, auto-immune and other immune dysfunctions, viral diseases or diabetes. The centralized procedure is optional for any other products containing new active substances not authorized in the EU or for products which constitute a significant therapeutic, scientific, or technical innovation or for which a centralized authorization is in the interests of patients at EU level. When a company wishes to place on the market a medicinal product that is eligible for the centralized procedure, it sends an application directly to the European Medicines Agency, or EMA, to be assessed by the Committee for Medicinal Products for Human Use, or CHMP. The CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety, and efficacy requirements, and whether the product has a positive risk/benefit profile. Once the CHMP has completed its assessment, the CHMP will give a favorable or unfavorable opinion as to whether to grant the authorization. The time limit for the evaluation procedure is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). The EMA then has fifteen days to forward its opinion to the European Commission, which will make a binding decision on the grant of an MA within 67 days of the receipt of the CHMP opinion.

The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as an orphan medicinal product if it is intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition that affects no more than five in 10,000 persons in the EU when the application is made. In addition, orphan designation can be granted if the product is intended for a life threatening, seriously debilitating, or serious and chronic condition in the EU and when, without incentives, it is unlikely that sales of the product in the EU would be sufficient to justify the necessary investment in its development. Orphan designation is only available if there is no other satisfactory method approved in the EU of diagnosing, preventing, or treating the applicable orphan condition, or if such a method exists, the proposed orphan medicinal product will be of significant benefit to patients affected by such condition, as defined in Regulation (EC) 847/2000.

Orphan designation provides opportunities for fee reductions, protocol assistance, and access to the centralized procedure. In addition, if a product which has an orphan designation subsequently receives a centralized MA for the indication for which it has such designation, the product is entitled to orphan market exclusivity, which means the EMA may not approve any other application to market a similar medicinal product for the same indication for a period of ten years. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The exclusivity period may be reduced to six years if, at the end of the fifth year, it is shown that the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, an MA may be granted to a similar medicinal product for the same indication at any time if:

•	the second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior;

•	the MA holder of the authorized product consents to a second orphan medicinal product application; or

•	the MA holder of the authorized product cannot supply enough orphan medicinal product.

A pediatric investigation plan, or PIP, in the EU is aimed at ensuring that the necessary data are obtained to support the authorization of a medicine for children, through studies in children. All applications for MAs for new medicines have to include the results of studies as described in an agreed PIP, unless the medicine is exempt because of a deferral or waiver. This requirement also applies when an MA holder wants to add a new indication, pharmaceutical form, or route of administration for a medicine that is already authorized and covered by intellectual property rights. Several rewards and incentives for the development of pediatric medicines for children are available in the EU. Medicines authorized across the EU with the results of studies from a PIP included in the product information are eligible for an extension of their supplementary protection certificate, or SPC, by six months (provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires). This is the case even when the studies’ results are negative. For orphan medicinal products, the incentive is an additional two years of market exclusivity. Scientific advice and protocol assistance at the EMA are free of charge for questions relating to the development of pediatric medicines.

In March 2016, the EMA launched an initiative, the Priority Medicines scheme, or the PRIME scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIME scheme is intended to encourage development of products in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact and rapporteur from the CHMP or from the Committee for Advanced Therapies, or CAT, are appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval. The aforementioned EU rules are generally applicable in the EEA. The United Kingdom left the EU on January 31, 2020.

The United Kingdom have concluded a trade and cooperation agreement, or TCA, which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021. The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of United Kingdom and EU pharmaceutical regulations. At present, Great Britain has implemented EU legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). Except in respect of the new EU Clinical Trials Regulation, the regulatory regime in Great Britain therefore largely aligns with current EU medicines regulations, however it is possible that these regimes will diverge more significantly in future now that Great Britain’s regulatory system is independent from the EU and the TCA does not provide for mutual recognition of United Kingdom and EU pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of EU pharmaceutical legislation under the TCA, under a new framework which will be put in place by the Medicines and Healthcare products Regulatory Agency, or MHRA, the United Kingdom’s medicines regulator, from January 1, 2024, the MHRA will take into account decisions on the approval of MAs from the EMA (and certain other regulators) when considering an application for a Great Britain MA.

On February 27, 2023, the United Kingdom government and the European Commission announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the United Kingdom. In particular, the MHRA will be responsible for approving all medicinal products destined for the United Kingdom market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single United Kingdom-wide MA will be granted by the MHRA for all medicinal products to be sold in the United Kingdom, enabling products to be sold in a single pack and under a single authorization throughout the United Kingdom. On June 9, 2023, the MHRA announced that the medicines aspects of the Windsor Framework will apply after January 1, 2025.

There is now no pre-MA orphan designation in Great Britain. Instead, the MHRA reviews applications for orphan designation in parallel to the corresponding MAA. The criteria are essentially the same, but have been tailored for the Great Britain market, i.e., the prevalence of the condition in Great Britain (rather than the EU) must not be more than five in 10,000. Should an orphan designation be granted, the period or market exclusivity will be set from the date of first approval of the product in Great Britain or the EU, wherever is earliest.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. In some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market.

Patients Rely on Insurance Coverage by Third-Party Payors (third-party payors include Medicare and Medicaid (government payors) and commercial insurance companies such as Blue Cross Blue Shield, Humana, Cigna, etc.) to Pay for Products

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations.

Additionally, the process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which products they will pay for and establish reimbursement levels. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication. As a result, the coverage determination process is often a time-

consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

No Uniform Policy Exists for Coverage and Reimbursement in the U.S.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Further, during to the COVID-19 pandemic, millions of individuals lost employer-based insurance coverage. It is unclear what effect, if any, the American Rescue Plan will have on the number of covered individuals, which may adversely affect our ability to commercialize our products.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Affordable Care Act and Legislative Reform Measures

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as gene therapy and therapies addressing rare diseases such as those we are developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the ACA was enacted, which, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, and executive, challenges to certain aspects of the ACA. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, the American Rescue Plan Act of 2021 eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, the Budget Control Act of 2011 and subsequent legislation, among other things, created measures for spending reductions by Congress that include aggregate reductions of Medicare payments to providers of 2% per fiscal year, which remain in effect through 2031. Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The U.S. American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

The Inflation Reduction Act of 2022, or IRA, includes several provisions that may impact our business to varying degrees, including provisions that reduce the out-of-pocket cap for Medicare Part D beneficiaries to $2,000 starting in 2025; impose new manufacturer financial liability on certain drugs under Medicare Part D; allow the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs without generic competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay the rebate rule that would limit the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one orphan designation and for which the only approved indication is for that disease or condition. If a product receives multiple orphan designations or has multiple approved indications, it may not qualify for the orphan drug exemption. Further, judicial challenges to the IRA may have an impact on the implementation of the IRA’s provisions; and the overall effects of the IRA on our business and the healthcare industry in general is not yet known.

These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Other U.S. Environmental, Health and Safety Laws and Regulations

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover costs and expenses we may incur due to injuries to our employees as well as insurance for environmental liability, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Employees and Human Capital Resources

As of completion of the Merger, we had 95 full-time employees, including 32 who hold Ph.D. degrees, and one part-time employee; 72 employees are engaged in research and development and 24 employees are engaged in management or general and administrative activities. None of our employees are subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good. We also employ consultants from time to time, including to assist with Merger integration efforts.

Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Our principal office is now located at One Kendall Square, Building 600-700, Suite 6-401, Cambridge, MA 02139, where we lease approximately 22,500 square feet of office space. The lease term began in August 2020 and will end in September 2024. We also lease 18,148 square feet of laboratory and office space at 42 & 45 Cummings Park in Woburn, Massachusetts. We have plans to relocate our headquarters and occupy 50,453 square feet of laboratory and office space at 60 First Street in Cambridge, Massachusetts upon completion of the buildout of the space in 2024. We believe that these facilities will be adequate for our near-term needs. If required, we believe that suitable additional or substitute space will be available in the future on commercially reasonable terms to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may be involved in various other claims and legal proceedings relating to claims arising out of our operations. We are not currently a party to any material legal proceedings.